Artisan Partners Asset Management Inc. Reports 4Q20 and Year Ended December 31, 2020 Results and Quarterly and Special Annual Dividend
Milwaukee, WI – February 2, 2021 – Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the quarter and year ended December 31, 2020, and declared a quarterly and special annual dividend.
Chairman and CEO, Eric Colson, said, “In 2020, Artisan Partners generated exceptional outcomes for our clients, our associates, and our shareholders. We executed well during a period of historic uncertainty and turmoil. We added significant value for clients. We grew our business through investment returns and net client cash flows, strengthening existing relationships and adding new clients around the world. And we continued to re-invest in our firm, focusing on investment strategies and talent that are aligned with long-term asset allocation trends.
“During 2020, our investment teams performed well on both an absolute and relative basis. We again demonstrated the value we add for clients, which is manifest in our long-term investment results. Since inception, 16 of the 17 Artisan Partners investment strategies launched prior to 2020 have added value relative to their benchmark indices, after fees. Twelve strategies have outperformed their benchmarks by an average of more than 300 basis points per year, after fees, since inception.
“Over extended periods, those basis points translate into significant dollars. Gross of fees, Artisan Partners has generated approximately $33 billion of excess returns since the founding of our firm 25 years ago. During 2020, we generated approximately $11 billion of excess returns. The wealth we generate improves retirement outcomes, pays for educations, funds charitable purposes, and improves people’s lives. We are proud of our track record for clients, and we are dedicated to continuing to improve.
“During 2020, we realized over $7.0 billion in net client cash inflows. We realized net inflows across eight of nine investment teams, 16 of 19 investment strategies, all three distribution channels, and both within and outside the United States. We further diversified our business across investment teams, asset classes, client types, and geographies. And we upgraded our digital marketing capabilities and our use of sales enablement technology.
“In addition to executing for our clients and raising capital from new clients, we continued to invest in our business for the long-term. We launched the Select Equity and International Small Cap Value strategies. And we are building out an investment group and strategy focused on post-venture investing in greater China, including private investments.
“Consistent with Who We Are as an investment firm, our purpose is to generate investment results for clients—not engineer smooth client cash flows. Our investment results, our brand, and our leveraged distribution model allow us to maintain balanced AUM that supports the investment capacity and growth of our investment teams. We don’t require a large fixed sales infrastructure, which would pressure our investment organization to manufacture fad products and reduce our flexibility to opportunistically hire great investors and retain them over their entire careers.
“Our business performance in 2020 resulted in a predictable and healthy financial outcome for our associates and shareholders. We finished the year with $900 million in revenue, a 48% compensation ratio, a 40% operating margin, and $3.40 and $3.33 of GAAP and adjusted EPS, respectively. Our fourth quarter dividend of $0.97 per share is our largest dividend ever with respect to a single quarter. Including our special annual dividend, we will have distributed a total of $3.39 per share with respect to 2020.
“Over our firm’s 25-year history, we have brought together the consistency of Who We Are, constant change, and patience—a process we call dynamic consistency. We have maintained our talent-driven business model and investment focused culture, providing a stable home for great investors. Responding to evolving asset allocation preferences, we have guided our firm in the direction of higher value-added investing, with greater degrees of freedom and less easily replicated portfolios and outcomes. And we have thoughtfully grown our firm globally using technology and leveraged distribution to connect with a broad market of sophisticated allocators and investors—while maintaining a brand that stands for investment excellence and trust. Having established a proven framework for dynamic consistency, going forward we expect to manage increasing degrees of freedom and additional thoughtful growth.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$157.8	$134.3	$121.0	$157.8	$121.0
Average	145.0	131.0	115.8	124.9	111.0

Consolidated Financial Results (GAAP)
Revenues	$261.1	$232.7	$208.4	$899.6	$799.0
Operating income	113.5	97.2	79.4	358.3	283.5
Operating margin	43.5%	41.8%	38.1%	39.8%	35.5%
Net income attributable to Artisan Partners Asset Management Inc.	$73.1	$58.5	$44.5	$212.6	$156.5
Basic earnings per share	1.15	0.93	0.76	3.40	2.65
Diluted earnings per share	1.15	0.93	0.76	3.40	2.65

Adjusted[1] Financial Results
Adjusted EBITDA[2]	$116.1	$99.1	$81.5	$366.3	$292.0
Adjusted net income	83.7	71.4	58.5	262.7	208.0
Adjusted net income per adjusted share	1.06	0.90	0.75	3.33	2.67

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

December 2020 Quarter Compared to September 2020 Quarter
AUM increased to $157.8 billion at December 31, 2020, an increase of 17.5%, compared to $134.3 billion at September 30, 2020, as a result of $22.0 billion of investment returns and $2.1 billion of net client cash inflows, partially offset by $0.6 billion of Artisan Funds’ distributions not reinvested. For the quarter, average AUM increased 10.7% to $145.0 billion.
Revenues of $261.1 million in the December 2020 quarter increased $28.4 million, or 12%, from $232.7 million in the September 2020 quarter, primarily due to higher average AUM and a $3.2 million increase in performance fee revenue.
Operating expenses of $147.6 million in the December 2020 quarter increased $12.1 million, or 9%, from $135.5 million in the September 2020 quarter, primarily as a result of higher incentive compensation expense related to increased revenues.
Operating margin increased to 43.5% in the December 2020 quarter from 41.8% in the September 2020 quarter.
Investment gains on seed investments were $8.1 million in the December 2020 quarter, compared to gains of $3.7 million in the September 2020 quarter. These investment gains are net of income attributable to third party shareholders of consolidated investment products.
GAAP net income was $73.1 million, or $1.15 per basic and diluted share, in the December 2020 quarter, compared to GAAP net income of $58.5 million, or $0.93 per basic and diluted share, in the September 2020 quarter. Adjusted net income was $83.7 million, or $1.06 per adjusted share, in the December 2020 quarter, compared to adjusted net income of $71.4 million, or $0.90 per adjusted share, in the September 2020 quarter.
December 2020 Quarter Compared to December 2019 Quarter
AUM at December 31, 2020 was $157.8 billion, up from $121.0 billion at December 31, 2019. The change in AUM over the period was due to $30.3 billion of investment returns and $7.2 billion of net client cash inflows, partially offset by $0.7 billion of Artisan Funds’ distributions not reinvested. Average AUM for the December 2020 quarter was $145.0 billion, an increase of 25% from average AUM of $115.8 billion for the December 2019 quarter.
Revenues of $261.1 million in the December 2020 quarter increased $52.7 million, or 25%, from $208.4 million in the December 2019 quarter, primarily due to higher average AUM and a $3.5 million increase in performance fee revenue.
Operating expenses of $147.6 million in the December 2020 quarter increased $18.6 million, or 14%, from $129.0 million in the December 2019 quarter, primarily as a result of higher incentive compensation expense related to increased revenues, partially offset by a decrease in travel expenses in response to the COVID-19 pandemic.
Operating margin was 43.5% for the December 2020 quarter, compared to 38.1% for the December 2019 quarter.
Investment gains on seed investments were $8.1 million in the December 2020 quarter, compared to gains of $4.1 million in the December 2019 quarter.
GAAP net income was $73.1 million, or $1.15 per basic and diluted share, in the December 2020 quarter, compared to GAAP net income of $44.5 million, or $0.76 per basic and diluted share, in the December 2019 quarter. Adjusted net income was $83.7 million, or $1.06 per adjusted share, in the December 2020 quarter, compared to adjusted net income of $58.5 million, or $0.75 per adjusted share, in the December 2019 quarter.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Average AUM for the year ended December 31, 2020 was $124.9 billion, 13% higher than average AUM of $111.0 billion for the year ended December 31, 2019.
Revenues of $899.6 million for the year ended December 31, 2020 increased $100.6 million, or 13%, from $799.0 million for the year ended December 31, 2019, primarily due to higher average AUM and a $10.1 million increase in performance fee revenue.
Operating expenses of $541.3 million for the year ended December 31, 2020 increased $25.8 million, or 5%, from $515.5 million for the year ended December 31, 2019, primarily as a result of higher incentive compensation expense related to increased revenues and higher salary and benefits expenses on an increased number of employees. The increases were partially offset by lower equity-based compensation expense and a decrease in travel expenses.
Operating margin was 39.8% for the year ended December 31, 2020, compared to 35.5% for the year ended December 31, 2019.
Investment gains on seed investments were $10.3 million for the year ended December 31, 2020, compared to gains of $9.9 million for the year ended December 31, 2019.
Provision for income taxes was higher for the year ended December 31, 2020, compared to the year ended December 31, 2019, due to a remeasurement of deferred tax assets in 2019 resulting from an increase in the Company's estimate of state income tax expense. The GAAP effective tax rate was 16.5% for the year ended December 31, 2020, compared to 10.3% for the year ended December 31, 2019. The adjusted tax rate was 24.7% for the year ended December 31, 2020, compared to 24.1% for the year ended December 31, 2019.
GAAP net income was $212.6 million, or $3.40 per basic and diluted share, for the year ended December 31, 2020, compared to GAAP net income of $156.5 million, or $2.65 per basic and diluted share, for the year ended December 31, 2019. Adjusted net income was $262.7 million, or $3.33 per adjusted share for the year ended December 31, 2020, compared to adjusted net income of $208.0 million, or $2.67 per adjusted share, for the year ended December 31, 2019.

Capital Management & Balance Sheet
Cash and cash equivalents were $155.0 million at December 31, 2020, compared to $134.6 million at December 31, 2019. The Company paid a variable quarterly dividend of $0.83 per share of Class A common stock during the December 2020 quarter. The Company had total borrowings of $200.0 million at December 31, 2020, and December 31, 2019.
During the December 2020 quarter, limited partners of Artisan Partners Holdings exchanged 1,708,476 common units for 1,708,476 Class A common shares. The exchanges increased the Company’s public float of Class A common stock by 1,708,476 shares, or 2.8%.
Total stockholders’ equity was $191.0 million at December 31, 2020, compared to $138.5 million at December 31, 2019. The Company had 63.1 million Class A common shares outstanding at December 31, 2020. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.5X at December 31, 2020.

Long-Term Incentive Awards
On January 26, 2021, the Company's board of directors approved a grant of $79.5 million of long-term incentive awards, consisting of $44.5 million of restricted share-based awards and $35.0 million of new long-term cash awards, which we refer to as Franchise Capital awards. The grant will be effective March 1, 2021.
The Franchise Capital awards were made to investment team members in lieu of additional restricted share-based awards. Grants of restricted share-based awards have been and will continue to be an effective way to align the interests of our key employees, including investment professionals to the interests of our shareholders. We designed the Franchise Capital awards as an added feature to our long-term incentive program to improve the alignment between investment professionals and clients, and to provide investment professionals with greater control over their long-term economic outcome. The Franchise Capital awards are subject to the same long-term vesting and forfeiture provisions as restricted share-based awards. Prior to vesting, though, Franchise Capital awards will be invested in one or more of the investment strategies managed by the award recipient’s investment team.
Because Franchise Capital awards are cash-based awards, they reduce cash available for dividends. With respect to the 2020 special dividend, the Franchise Capital awards reduced the dividend by approximately $0.44 per share. Going forward, we expect to reserve approximately 4% of our investment management revenues each quarter for annual Franchise Capital awards, which we expect to make after the conclusion of each year.

Over the long-term, we believe the economic impact of the reduced cash available for dividends will be off-set by a corresponding reduction in dilution, as we expect to grant fewer restricted share-based awards in lieu of Franchise Capital awards. More importantly, as our firm has grown and diversified across investment teams and asset classes, we believe the Franchise Capital awards will enhance our investment-centered culture and contribute to better, more sustainable results for our clients, investment talent, and shareholders.

Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.97 per share of Class A common stock with respect to the December 2020 quarter and a special dividend of $0.31 per share. The combined amount, $1.28 per share of Class A common stock, will be paid on February 26, 2021 to shareholders of record as of the close of business on February 12, 2021. Based on our projections and subject to change, we expect some portion of the 2020 dividend payments to constitute a return of capital for tax purposes.
The variable quarterly dividend represents approximately 80% of the cash generated in the December 2020 quarter. Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. Cash generated each quarter will be reduced by cash reserved for future Franchise Capital awards, which we expect will be approximately 4% of investment management revenues each quarter. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on February 3, 2021 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chairman and Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10151159. A replay of the call will be available until February 10, 2021 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10151159. An audio recording will also be available on the Company’s website.

Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 18, 2020, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In this material, we report investment returns generated for our clients, including amounts generated in excess of benchmark returns. Excess returns are estimates of the amount in dollars by which Artisan's investment strategies have outperformed or underperformed the benchmark most commonly used by our separate account clients to compare the performance of the relevant strategy. Excess returns are calculated by (i) multiplying a strategy's beginning-of-period AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and its benchmark for the ensuing period and (ii) summing all strategies’ excess returns. First Generation strategies include: U.S. Small-Cap Growth, Non-U.S. Growth, U.S. Mid-Cap Growth, U.S. Small-Cap Value, U.S. Mid-Cap Value, Non-U.S. Small-Cap Growth, and Non-U.S. Value. Second Generation strategies include: Value Equity, Sustainable Emerging Markets, Global Opportunities, Global Value, Global Equity, and Global Small-Cap Growth. Third Generation strategies include: High Income, Developing World, Antero Peak, Credit Opportunities, Global Discovery, Antero Peak Hedge, Non-U.S. Small-Mid Growth, Select Equity, and International Small Cap Value.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.
Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$157.0	$140.3	$126.6	$537.2	$484.9
Separate accounts	100.6	92.1	81.8	347.7	309.5
Performance fees	3.5	0.3	—	14.7	4.6
Total revenues	261.1	232.7	208.4	899.6	799.0

Operating expenses
Compensation and benefits	120.2	108.7	99.9	435.8	400.5
Distribution, servicing and marketing	7.2	6.2	6.0	24.3	23.2
Occupancy	5.2	6.3	5.2	21.9	23.3
Communication and technology	9.6	9.7	10.0	38.2	39.5
General and administrative	5.4	4.6	7.9	21.1	29.0
Total operating expenses	147.6	135.5	129.0	541.3	515.5
Operating income	113.5	97.2	79.4	358.3	283.5
Interest expense	(2.7)	(2.7)	(2.8)	(10.8)	(11.1)
Net investment gain (loss) of consolidated investment products	18.4	7.8	5.0	26.2	10.1
Net gain (loss) on the tax receivable agreements	(4.9)	0.2	—	(4.7)	(19.6)
Other net investment gain (loss)	0.8	0.6	2.1	0.3	6.4
Total non-operating income (expense)	11.6	5.9	4.3	11.0	(14.2)
Income before income taxes	125.1	103.1	83.7	369.3	269.3
Provision for income taxes	16.6	18.5	14.2	60.8	27.8
Net income before noncontrolling interests	108.5	84.6	69.5	308.5	241.5
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	25.3	21.5	22.5	81.1	80.1
Less: Net income attributable to noncontrolling interests - consolidated investment products	10.1	4.6	2.5	14.8	4.9
Net income attributable to Artisan Partners Asset Management Inc.	$73.1	$58.5	$44.5	$212.6	$156.5

Basic earnings per share - Class A common shares	$1.15	$0.93	$0.76	$3.40	$2.65
Diluted earnings per share - Class A common shares	$1.15	$0.93	$0.76	$3.40	$2.65

Average shares outstanding
Class A common shares	57.0	56.4	51.7	55.6	51.1
Unvested restricted share-based awards	5.4	5.4	5.0	5.4	5.1
Total average shares outstanding	62.4	61.8	56.7	61.0	56.2

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$73.1	$58.5	$44.5	$212.6	$156.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	25.3	21.5	22.5	81.1	80.1
Add back: Provision for income taxes	16.6	18.5	14.2	60.8	27.8
Add back: Net (gain) loss on the tax receivable agreements	4.9	(0.2)	—	4.7	19.6
Add back: Net investment (gain) loss of investment products attributable to APAM	(8.1)	(3.7)	(4.1)	(10.3)	(9.9)
Less: Adjusted provision for income taxes	28.1	23.2	18.6	86.2	66.1
Adjusted net income (Non-GAAP)	$83.7	$71.4	$58.5	$262.7	$208.0

Average shares outstanding
Class A common shares	57.0	56.4	51.7	55.6	51.1

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.4	5.4	5.0	5.4	5.1
Artisan Partners Holdings LP units outstanding (non-controlling interest)	16.6	17.2	21.4	17.9	21.8
Adjusted shares	79.0	79.0	78.1	78.9	78.0

Basic and diluted earnings per share (GAAP)	$1.15	$0.93	$0.76	$3.40	$2.65
Adjusted net income per adjusted share (Non-GAAP)	$1.06	$0.90	$0.75	$3.33	$2.67

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$73.1	$58.5	$44.5	$212.6	$156.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	25.3	21.5	22.5	81.1	80.1
Add back: Net (gain) loss on the tax receivable agreements	4.9	(0.2)	—	4.7	19.6
Add back: Net investment (gain) loss of investment products attributable to APAM	(8.1)	(3.7)	(4.1)	(10.3)	(9.9)
Add back: Interest expense	2.7	2.7	2.8	10.8	11.1
Add back: Provision for income taxes	16.6	18.5	14.2	60.8	27.8
Add back: Depreciation and amortization	1.6	1.8	1.6	6.6	6.8
Adjusted EBITDA (Non-GAAP)	$116.1	$99.1	$81.5	$366.3	$292.0

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) net investment gain (loss) of investment products, and (3) the remeasurement of deferred taxes. These adjustments also remove the non-operational complexities of the Company’s structure by adding back non-controlling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide more meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) net investment gain (loss) of investment products, and (3) the remeasurement of deferred taxes. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.7% and 24.1% for the 2020 and 2019 periods presented, respectively. The year-to-date impact of the change in the 2020 adjusted effective tax rate during the December 2020 quarter from 24.5% to 24.7% is reflected in adjusted net income for the three months ended December 31, 2020 (which results in an adjusted effective tax rate of 25.1% for that quarter).
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s seed investments, in both consolidated investment products and nonconsolidated investment products. Excluding these non-operating market gains or losses on seed investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3

Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	December 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$155.0	$134.6
Accounts receivable	99.9	81.9
Investment securities	3.7	23.9
Deferred tax assets	482.1	435.9
Assets of consolidated investment products	277.8	117.4
Operating lease assets	79.3	87.2
Other	54.2	52.7
Total assets	$1,152.0	$933.6

Liabilities and equity
Accounts payable, accrued expenses, and other	$37.6	$36.1
Borrowings	199.3	199.1
Operating lease liabilities	92.7	101.2
Amounts payable under tax receivable agreements	412.5	375.3
Liabilities of consolidated investment products	125.1	40.3
Total liabilities	867.2	752.0

Redeemable noncontrolling interests	93.8	43.1
Total stockholders’ equity	191.0	138.5
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,152.0	$933.6

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019

Beginning assets under management	$134,288	$120,574	$112,492	11.4%	19.4%
Gross client cash inflows	9,098	8,860	3,978	2.7%	128.7%
Gross client cash outflows	(7,037)	(6,712)	(4,423)	(4.8)%	(59.1)%
Net client cash flows[1]	2,061	2,148	(445)	(4.1)%	563.1%
Artisan Funds’ distributions not reinvested[2]	(594)	(33)	(500)	(1,700.0)%	(18.8)%
Investment returns and other	22,021	11,599	9,469	89.9%	132.6%
Ending assets under management	$157,776	$134,288	$121,016	17.5%	30.4%
Average assets under management	$144,989	$130,967	$115,800	10.7%	25.2%

	For the Years Ended			% Change from
	December 31,	December 31,		December 31,
	2020	2019		2019

Beginning assets under management	$121,016	$96,224		25.8%
Gross client cash inflows	36,338	17,594		106.5%
Gross client cash outflows	(29,184)	(20,252)		(44.1)%
Net client cash flows[1]	7,154	(2,658)		369.1%
Artisan Funds’ distributions not reinvested[2]	(690)	(630)		(9.5)%
Investment returns and other	30,296	28,080		7.9%
Ending assets under management	$157,776	$121,016		30.4%
Average assets under management	$124,901	$111,023		12.5%

1 Net client cash flows excludes Artisan Funds’ income and capital gain distributions that were not reinvested. Prior period net client cash flows have been recast to exclude Artisan Funds’ distributions.
2 Artisan Funds’ distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including in the Artisan High Income Fund.

Exhibit 5

Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Investment Team										By Vehicle
	Growth	Global Equity	US Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group [2]	Total	Artisan Funds & Artisan Global Funds	Separate Accounts[1]	Total
December 31, 2020
Beginning assets under management	$46,370	$28,201	$6,177	$19,957	$18,184	$537	$5,033	$6,886	$2,943	$134,288	$62,577	$71,711	$134,288
Gross client cash inflows	2,646	1,807	46	1,139	944	29	1,111	1,081	295	9,098	6,148	2,950	9,098
Gross client cash outflows	(2,901)	(1,077)	(339)	(1,286)	(699)	(11)	(186)	(390)	(148)	(7,037)	(3,787)	(3,250)	(7,037)
Net client cash flows[3]	(255)	730	(293)	(147)	245	18	925	691	147	2,061	2,361	(300)	2,061
Artisan Funds’ distributions not reinvested[4]	(222)	(115)	(12)	(46)	—	—	(34)	(142)	(23)	(594)	(594)	—	(594)
Investment returns and other	6,792	3,240	1,277	4,359	3,988	124	414	1,418	409	22,021	10,596	11,425	22,021
Net transfers[5]	—	—	—	—	—	—	—	—	—	—	(195)	195	—
Ending assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	$157,776	$74,745	$83,031	$157,776
Average assets under management	$49,197	$29,836	$6,715	$21,913	$20,245	$600	$5,533	$7,720	$3,230	$144,989	$68,215	$76,774	$144,989

September 30, 2020
Beginning assets under management	$41,079	$25,447	$6,012	$19,193	$16,013	$477	$4,351	$5,396	$2,606	$120,574	$56,550	$64,024	$120,574
Gross client cash inflows	1,982	1,913	44	1,048	2,022	15	749	916	171	8,860	4,818	4,042	8,860
Gross client cash outflows	(1,935)	(1,299)	(304)	(1,272)	(1,074)	(3)	(285)	(456)	(84)	(6,712)	(3,796)	(2,916)	(6,712)
Net client cash flows[3]	47	614	(260)	(224)	948	12	464	460	87	2,148	1,022	1,126	2,148
Artisan Funds’ distributions not reinvested[4]	—	—	—	—	—	—	(33)	—	—	(33)	(33)	—	(33)
Investment returns and other	5,244	2,140	425	988	1,223	48	251	1,030	250	11,599	5,289	6,310	11,599
Net transfers[5]	—	—	—	—	—	—	—	—	—	—	(251)	251	—
Ending assets under management	$46,370	$28,201	$6,177	$19,957	$18,184	$537	$5,033	$6,886	$2,943	$134,288	$62,577	$71,711	$134,288
Average assets under management	$44,684	$27,566	$6,266	$20,263	$17,913	$526	$4,703	6,201	2,845	$130,967	$61,001	$69,966	$130,967

December 31, 2019
Beginning assets under management	$32,354	$26,236	$6,979	$20,394	$18,207	$211	$3,843	$2,778	$1,490	$112,492	$53,403	$59,089	$112,492
Gross client cash inflows	929	770	246	600	604	2	299	305	223	3,978	2,888	1,090	3,978
Gross client cash outflows	(1,205)	(1,139)	(268)	(741)	(579)	(2)	(374)	(88)	(27)	(4,423)	(2,835)	(1,588)	(4,423)
Net client cash flows[3]	(276)	(369)	(22)	(141)	25	—	(75)	217	196	(445)	53	(498)	(445)
Artisan Funds’ distributions not reinvested[4]	(133)	(133)	(33)	(152)	(7)	—	(31)	—	(11)	(500)	(500)	—	(500)
Investment returns and other	2,848	2,126	478	1,899	1,482	23	113	379	121	9,469	4,425	5,044	9,469
Net transfers[5]	—	—	—	—	—	—	—	—	—	—	(93)	93	—
Ending assets under management	$34,793	$27,860	$7,402	$22,000	$19,707	$234	$3,850	$3,374	$1,796	$121,016	$57,288	$63,728	$121,016
Average assets under management	$33,264	$26,929	$7,172	$20,988	$18,814	$222	$3,744	$3,025	$1,642	$115,800	$54,789	$61,011	$115,800

______________________________________
1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own private funds.
2 Effective October 1, 2020, the Artisan Partners Thematic Team was renamed Antero Peak Group.
3 Net client cash flows excludes Artisan Funds’ income and capital gain distributions that were not reinvested. Prior period net client cash flows have been recast to exclude Artisan Funds’ distributions.
4Artisan Funds’ distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including in the Artisan High Income Fund.
5 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Years Ended	By Investment Team										By Vehicle
	Growth	Global Equity	US Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group [2]	Total	Artisan Funds & Artisan Global Funds	Separate Accounts[1]	Total
December 31, 2020
Beginning assets under management	$34,793	$27,860	$7,402	$22,000	$19,707	$234	$3,850	$3,374	$1,796	$121,016	$57,288	$63,728	$121,016
Gross client cash inflows	9,532	6,479	786	6,165	4,681	349	3,438	3,527	1,381	36,338	22,510	13,828	36,338
Gross client cash outflows	(8,616)	(5,885)	(1,687)	(6,101)	(3,535)	(25)	(1,415)	(1,487)	(433)	(29,184)	(18,110)	(11,074)	(29,184)
Net client cash flows[3]	916	594	(901)	64	1,146	324	2,023	2,040	948	7,154	4,400	2,754	7,154
Artisan Funds’ distributions not reinvested[4]	(222)	(115)	(12)	(46)	—	—	(130)	(142)	(23)	(690)	(690)	—	(690)
Investment returns and other	17,198	3,717	660	2,105	1,564	121	595	3,581	755	30,296	14,259	16,037	30,296
Net transfers[5]	—	—	—	—	—	—	—	—	—	—	(511)	511	—
Ending assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	$157,776	$74,746	$83,030	$157,776
Average assets under management	$40,806	$26,991	$6,266	$20,045	$17,780	$476	$4,493	$5,465	$2,579	$124,901	$58,629	$66,272	$124,901

December 31, 2019
Beginning assets under management	$26,251	$22,967	$6,577	$17,681	$17,113	$179	$2,860	$1,993	$603	$96,224	$46,654	$49,570	$96,224
Gross client cash inflows	4,207	3,557	644	3,607	1,412	29	1,791	1,305	1,042	17,594	12,545	5,049	17,594
Gross client cash outflows	(5,251)	(5,214)	(1,435)	(3,474)	(2,806)	(14)	(1,138)	(780)	(140)	(20,252)	(13,911)	(6,341)	(20,252)
Net client cash flows[3]	(1,044)	(1,657)	(791)	133	(1,394)	15	653	525	902	(2,658)	(1,366)	(1,292)	(2,658)
Artisan Funds’ distributions not reinvested[4]	(134)	(133)	(33)	(199)	(8)	—	(112)	—	(11)	(630)	(630)	—	(630)
Investment returns and other	9,720	6,683	1,649	4,385	3,996	40	449	856	302	28,080	13,003	15,077	28,080
Net transfers[5]	—	—	—	—	—	—	—	—	—	—	(373)	373	—
Ending assets under management	$34,793	$27,860	$7,402	$22,000	$19,707	$234	$3,850	$3,374	$1,796	$121,016	$57,288	$63,728	$121,016
Average assets under management	$31,861	$25,744	$7,113	$20,072	$18,559	$203	$3,586	$2,634	$1,251	$111,023	$52,974	$58,049	$111,023

______________________________________
1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own private funds.
2 Effective October 1, 2020, the Artisan Partners Thematic Team was renamed Antero Peak Group.
3 Net client cash flows excludes Artisan Funds’ income and capital gain distributions that were not reinvested. Prior period net client cash flows have been recast to exclude Artisan Funds’ distributions.
4 Artisan Funds’ distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including in the Artisan High Income Fund.
5 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of December 31, 2020
(unaudited)

	Composite Inception	Strategy AUM	Average Annual Total Returns (Gross)					Average Annual Value-Added[2] Since Inception (bps)
Investment Team and Strategy	Date	(in $MM)	1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$26,487	41.48%	21.28%	20.09%	16.03%	13.14%	690
MSCI All Country World Index			16.25%	10.05%	12.24%	9.12%	6.24%
Global Discovery Strategy	9/1/2017	$2,148	47.94%	27.90%	---	---	26.98%	1,551
MSCI All Country World Index			16.25%	10.05%	---	---	11.47%
US Mid-Cap Growth Strategy	4/1/1997	$17,504	59.81%	29.49%	21.56%	17.22%	16.79%	616
Russell® Midcap Index			17.10%	11.60%	13.38%	12.40%	10.67%
Russell® Midcap Growth Index			35.59%	20.48%	18.64%	15.03%	10.63%
US Small-Cap Growth Strategy	4/1/1995	$6,546	62.99%	33.75%	26.83%	20.12%	13.04%	414
Russell® 2000 Index			19.96%	10.24%	13.24%	11.19%	9.64%
Russell® 2000 Growth Index			34.63%	16.18%	16.34%	13.47%	8.90%
Global Equity Team
Global Equity Strategy	4/1/2010	$2,829	30.10%	19.20%	17.57%	14.57%	14.80%	545
MSCI All Country World Index			16.25%	10.05%	12.24%	9.12%	9.35%
Non-US Growth Strategy	1/1/1996	$21,684	8.61%	8.59%	9.11%	8.62%	10.30%	528
MSCI EAFE Index			7.82%	4.28%	7.44%	5.50%	5.02%
Non-US Small-Mid Growth Strategy	1/1/2019	$7,543	35.36%	---	---	---	36.80%	1,975
MSCI ACWI ex USA Small Mid Cap Index			12.01%	---	---	---	17.05%
US Value Team
Value Equity Strategy	7/1/2005	$3,479	10.86%	7.90%	13.85%	11.15%	8.78%	134
Russell® 1000 Index			20.96%	14.80%	15.58%	14.00%	10.14%
Russell® 1000 Value Index			2.80%	6.06%	9.73%	10.49%	7.44%
US Mid-Cap Value Strategy	4/1/1999	$3,670	6.90%	5.27%	10.43%	9.88%	12.34%	282
Russell® Midcap Index			17.10%	11.60%	13.38%	12.40%	9.90%
Russell® Midcap Value Index			4.96%	5.36%	9.72%	10.48%	9.52%
International Value Team
International Value Strategy	7/1/2002	$24,107	9.76%	5.56%	9.42%	9.26%	11.78%	544
MSCI EAFE Index			7.82%	4.28%	7.44%	5.50%	6.34%
Global Value Team
Global Value Strategy	7/1/2007	$22,400	7.74%	5.93%	10.31%	10.98%	8.62%	285
MSCI All Country World Index			16.25%	10.05%	12.24%	9.12%	5.77%
Select Equity Strategy	3/1/2020	$17	---	---	---	---	22.61%	(646)
S&P 500 Market Index			---	---	---	---	29.07%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$679	23.06%	8.81%	16.29%	4.41%	7.28%	97
MSCI Emerging Markets Index			18.31%	6.17%	12.79%	3.63%	6.31%
Credit Team
High Income Strategy	4/1/2014	$6,241	11.00%	8.24%	10.03%	---	8.05%	270
ICE BofA U.S. High Yield Master II Total Return Index			6.17%	5.88%	8.43%	---	5.35%
Developing World Team
Developing World Strategy	7/1/2015	$8,853	83.46%	30.98%	28.29%	---	22.59%	1,482
MSCI Emerging Markets Index			18.31%	6.17%	12.79%	---	7.77%
Antero Peak Group[3]
Antero Peak Strategy	5/1/2017	$2,573	30.81%	25.05%	---	---	28.88%	1,348
S&P 500 Index			18.40%	14.17%	---	---	15.40%
Other Assets Under Management[4]		$1,016

Total Assets Under Management		$157,776

_______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 10% of our assets under management at December 31, 2020, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 Value-added is the amount in basis points by which the average annual gross composite return of each of our strategies has outperformed or underperformed the benchmark most commonly used by our separate account clients to compare the performance of the relevant strategy. The benchmark most commonly used by clients in the US Mid-Cap Growth, US Small Cap Growth, Value Equity, and US Mid-Cap Value strategies is the style benchmark and for all other strategies is the broad market benchmark. Reporting on this metric prior to September 30, 2020, compared all composite performance to the broad benchmark. Value-added for periods less than one year is not annualized. The Artisan High Income Strategy may hold loans and other security types that may not be included in the ICE BofA U.S. High Yield Master II Total Return Index. At times, this causes material differences in relative performance. The Antero Peak Strategy's investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.
3 Effective October 1, 2020, the Thematic investment team was renamed Antero Peak Group. The team's investment strategies and investment products were also renamed effective October 1, 2020
4 Other Assets Under Management includes AUM managed by the International Value Team in the International Small Cap Value strategy, the Credit Team in the Credit Opportunities strategy and the Antero Peak Group in the Antero Peak Hedge strategy, respectively. Strategy specific information has been omitted.